EXHIBIT 99.2

AIM REAL ESTATE HEDGED EQUITY (U.S.) FUND, LP

FINANCIAL STATEMENTS
AND
INDEPENDENT AUDITOR'S REPORT

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH DECEMBER 31, 2015

Independent Auditor’s Report

The General Partner of AIM Real Estate Hedged Equity (U.S.) Fund, LP

We have audited the accompanying financial statements of AIM Real Estate Hedged Equity (U.S.) Fund, LP (the “Fund”), which comprise the statement of assets and liabilities as of December 31, 2015, and the related statements of operations, changes in partners’ capital and cash flows for the period from commencement of operations (January 15, 2015) through December 31, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AIM Real Estate Hedged Equity (U.S.) Fund, LP as of December 31, 2015, and the results of its operations, changes in its partners’ capital and its cash flows for the period from commencement of operations (January 15, 2015) through December 31, 2015, in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
Dallas, Texas
March 8, 2016

AIM REAL ESTATE HEDGED EQUITY (U.S.) FUND, LP

STATEMENT OF ASSETS AND LIABILITIES

December 31, 2015

Assets

Investment in Master Fund, at fair value	$106,790,217
Cash	1,863

Total assets	106,792,080

Liabilities

Due to related party	100

Total liabilities	100

Partners' capital	$106,791,980

feeder
AIM REAL ESTATE HEDGED EQUITY (U.S.) FUND, LP

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH DECEMBER 31, 2015

	Net investment income allocated from Master Fund
	Interest income	$350,678
	Dividend income	915,329
	Interest expense	(42,187)
	Dividend expense	(18,517)
	Custody and clearing	(75,446)
	Management fees	(9,134)
	Professional fees	(172,293)
	Other expenses	(32,389)

	Total income	916,041

	Expenses reimbursed by the General Partner	77,081

	Net investment income allocated from Master Fund	993,122

	Fund expenses
	Other expenses	(237)

	Net investment income	992,885

	Realized and unrealized gain (loss) on investments in securities and derivative contracts allocated from Master Fund
	Net realized loss on investments in securities and derivative contracts	(5,102,807)
	Net unrealized depreciation on investments in securities and derivative contracts	(2,308,244)

	Net loss on investments in securities and derivative contracts allocated from Master Fund	(7,411,051)

	Net loss	$(6,418,166)

Net Assets_lp llc
AIM REAL ESTATE HEDGED EQUITY (U.S.) FUND, LP

STATEMENT OF CHANGES IN PARTNERS' CAPITAL

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH DECEMBER 31, 2015

		General Partner	Limited Partners	Total Partners' Capital

	Capital contributions	$—	$113,210,146	$113,210,146

	Pro rata allocation	—	(6,418,166)	(6,418,166)

	Partners' capital, end of period	$—	$106,791,980	$106,791,980

feeder
AIM REAL ESTATE HEDGED EQUITY (U.S.) FUND, LP

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH DECEMBER 31, 2015

	Cash flows from operating activities
	Net loss	$(6,418,166)
	Adjustments to reconcile net loss resulting
	from operations to net cash used in operating activities:
	Net investment income allocated from Master Fund	(993,122)
	Net realized loss on investments allocated from Master Fund	5,102,807
	Net change in unrealized depreciation on investments allocated from Master Fund	2,308,244
	Investment in Master Fund	(2,576,133)

	Changes in operating assets and liabilities:
	Due to related party	100
	Net cash used in operating activities	(2,576,270)

	Cash flows from financing activities
	Capital contributions	2,578,133

	Net cash provided by financing activities	2,578,133

	Net change in cash	1,863

	Cash, beginning of period	—

	Cash, end of period	$1,863

	Supplemental disclosure for noncash financing activities
	Certain related party investors contributed investments in securities, government bonds,
	amounts due to broker, and interest and dividends receivable in exchange for
	limited partner interest in the Fund. This non cash contribution was then contributed
	to the Master Fund in exchange for a limited partner interest in the Master Fund.
	Contribution of investments in securities	89,859,060
	Contribution of due to broker	(12,655,086)
	Contribution of government bonds	33,286,896
	Contribution of interest and dividends receivable	141,143
		$110,632,013

AIM REAL ESTATE HEDGED EQUITY U.S. FUND, LP
NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH DECEMBER 31, 2015

1.	Nature of operations and summary of significant accounting policies

Nature of Operations

AIM Real Estate Hedged Equity U.S. Fund, LP (the "Fund"), a Delaware limited partnership, commenced operations on January 15, 2015. The Fund was organized for the purpose of trading and investing in securities. The Fund is managed by AIM REHE Funds GP, LP (the “General Partner”) and Ashford Investment Management, LLC (the “Investment Manager”). Refer to the Fund’s Limited Partnership Agreement for more information.

The Fund invests substantially all of its assets through a master-feeder structure in AIM Real Estate Hedged Equity Master Fund, L.P. (the “Master Fund”), an investment company that has the same investment objectives as the Fund. The financial statements of the Master Fund, including the condensed schedule of investments, are included elsewhere in this report and should be read with the Fund’s financial statements. The Fund owns approximately 99.8% of the Master Fund at December 31, 2015.

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as detailed in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”). The Fund is an investment company and follows the accounting and reporting guidance in ASC Topic 946.

These financial statements were approved by management and available for issuance on March 8, 2016. Subsequent events have been evaluated through this date.

Valuation of Investment in AIM Real Estate Hedged Equity Master Fund, L.P.

The Fund records its investment in the Master Fund at fair value. Valuation of investments held by the Master Fund, including, but not limited to the valuation techniques used and categorization within the fair value hierarchy of investments, are discussed in the notes to the Master Fund financial statements included elsewhere in this report.

Investment Income and Expenses

The Fund records its proportionate share of the Master Fund’s income, expenses, and realized and unrealized gains and losses. In addition, the Fund incurs and accrues its own expenses.

Income Taxes

The Fund does not record a provision for U.S. federal, state, or local income taxes because the partners report their share of the Fund's income or loss on their income tax returns. However, certain U.S. dividend income and interest income may be subject to a maximum 30% withholding tax for those limited partners that are foreign entities or foreign individuals. Further, certain non-United States dividend income may be subject to a tax at prevailing treaty or standard withholding rates with the applicable country or local jurisdiction. The Fund files an income tax return in the U.S. federal jurisdiction, and may file income tax returns in various U.S. states.

The Fund is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authorities. Based on its analysis, the Fund has determined that it has not incurred any liability for unrecognized tax benefits as of December 31, 2015. The Fund does not expect that its assessment regarding unrecognized tax benefits will materially change over the next twelve months. However, the Fund’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, compliance with U.S. federal, U.S. state and foreign tax laws, and changes in the administrative practices and precedents of the relevant taxing authorities.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Fund’s management to make estimates and assumptions that affect the amounts disclosed in the financial statements. Actual results could differ from those estimates.

AIM REAL ESTATE HEDGED EQUITY U.S. FUND, LP
NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH DECEMBER 31, 2015

2.	Partners’ capital

The minimum required initial capital contribution of each Limited Partner to the Partnership shall be $1,000,000, or such lesser amount as the General Partner may permit. The General Partner may change the required minimum initial contribution amounts at any time. The Partnership may accept additional contributions at such times as the General Partner may permit, but no Limited Partner shall be obligated to make any additional capital contribution to the Partnership. Refer to the Fund’s limited partnerships agreement for more information.

Limited Partner may voluntarily withdraw all or part of its Capital Account effective as of the last Business Day of each calendar month upon not less than 45 days’ prior written notice to the General Partner. Refer to the Fund’s limited partnerships agreement for more information.

3.	Related party transactions

For its services to the Master Fund, the Investment Manager is entitled to management fees at an annual rate of 1.5% of the beginning quarterly Capital Account balance of each Limited Partner holding a Founders Series Interest and 2.0% of the beginning quarterly Capital Account balance of each Limited Partner holding a Primary Series Interest, calculated and paid each quarter in advance (the “Management Fee”).

Due to related party represents amounts payable to the General Partner for expenses paid on behalf of the Fund.

The General Partner may absorb any or all of expenses incurred on behalf of the Master Fund; provided further, the costs and expenses that are borne by the Master Fund will not exceed 0.50% of the Master Fund’s Net Assets in any Fiscal Year (the “Expense Cap”). Any such costs or expenses in excess of the Expense Cap for any Fiscal Year will be assumed solely by the General Partner. Expensed reimbursed by the General Partner totaled $77,081, for the period from commencement of operations (January 15, 2015) through December 31, 2015.

Certain limited partners are affiliated with the General Partner. The aggregate value of the affiliated limited partners’ share of partners’ capital at December 31, 2015 is $106,087,137.

Certain limited partners have special management fee arrangements, performance arrangements, or withdrawal rights as provided for in the limited partnership agreement.

Certain terms capitalized and included in this footnote have the meanings set forth and defined in the Master Fund’s limited partnership agreement.

4.	Administrative services

Kaufman Rossin Fund Services, LLC serves as the Fund's administrator and performs certain administrative and clerical services on behalf of the Fund.

5.	Financial highlights

Financial highlights for the period ended December 31, 2015 are as follows:

Total return	(3.42)%

Ratio to average limited partners' capital
Total expenses	0.54%
Expenses reimbursed by the General Partner	(0.12)%
Total expenses	0.42%

Net investment income	1.52%

AIM REAL ESTATE HEDGED EQUITY U.S. FUND, LP
NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH DECEMBER 31, 2015

Financial highlights are calculated for each separate limited partner class taken as a whole. An individual limited partner’s return and ratios may vary based on different performance allocation and/or management fee arrangements, and the timing of capital transactions.

The ratios have been annualized.

6.	Subsequent events

AIM Real Estate Hedged Equity Master Fund, L.P. and AIM Real Estate Hedged Equity (U.S.) Fund, LP will continue to operate, but under new names – “Ashford Quantitative Alternatives Master Fund, LP” and “Ashford Quantitative Alternatives (U.S.), LP”, respectively, effective March 1, 2016.

AIM REAL ESTATE HEDGED EQUITY MASTER FUND, L.P.

FINANCIAL STATEMENTS
AND
INDEPENDENT AUDITOR'S REPORT

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH DECEMBER 31, 2015

Independent Auditor’s Report

The General Partner of AIM Real Estate Hedged Equity Master Fund, L.P.

We have audited the accompanying financial statements of AIM Real Estate Hedged Equity Master Fund, L.P. (the “Fund”), which comprise the statement of assets and liabilities, including the condensed schedule of investments, as of December 31, 2015, and the related statements of operations, changes in partners’ capital and cash flows for the period from commencement of operations (January 15, 2015) through December 31, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AIM Real Estate Hedged Equity Master Fund, L.P. as of December 31, 2015, and the results of its operations, changes in its partners’ capital and its cash flows for the period from commencement of operations (January 15, 2015) through December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
Dallas, Texas
March 8, 2016

AIM REAL ESTATE HEDGED EQUITY MASTER FUND, L.P.

STATEMENT OF ASSETS AND LIABILITIES
Expressed in United States Dollars

December 31, 2015

Assets

Investments in securities, at fair value (cost $82,182,793)	$78,158,291
Derivative contracts, at fair value (cost $3,167,560)	2,838,949
Due from broker	26,830,415
Cash	18,180
Interest receivable	133,458
Dividends receivable	116,292
Other assets	96,846

Total assets	108,192,431

Liabilities

Derivative liabilities, at fair value (proceeds $3,021,123)	983,377
Due to related party	64,239
Accrued expenses	167,452

Total liabilities	1,215,068
Partners' capital	$106,977,363

AIM REAL ESTATE HEDGED EQUITY MASTER FUND, L.P.

STATEMENT OF OPERATIONS
Expressed in United States Dollars

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH DECEMBER 31, 2015

Investment income
Interest	$351,497
Dividends	917,358

Total investment income	1,268,855

Expenses
Interest	42,287
Dividends	18,550
Administrative fee	104,641
Foreign and US withholding taxes	876
Custody and clearing	75,579
Management fee	9,134
Professional fees	70,825
Other	33,009

Total expenses	354,901

Expenses reimbursed by the General Partner	(80,977)

Net expenses	273,924

Net investment income	994,931

Realized and unrealized gain (loss) on investments
in securities and derivative contracts
Net realized loss from investments in securities	(6,684,752)
Net realized gain from derivative contracts	1,575,904
Net unrealized depreciation on investments in securities	(4,024,502)
Net unrealized appreciation on derivative contracts	1,709,136

Net realized and unrealized loss on investments
in securities and derivative contracts	(7,424,214)

Net loss	$(6,429,283)

Net Assets_ltd_v2
AIM REAL ESTATE HEDGED EQUITY MASTER FUND, L.P.

STATEMENT OF CHANGES IN PARTNERS' CAPITAL
Expressed in United States Dollars

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH
December 31, 2015

		AIM REHE	AIM REAL ESTATE	AIM REAL ESTATE	TOTAL
		FUNDS GP, LP	HEDGED EQUITY	HEDGED EQUITY	PARTNERS'
			(U.S.) FUND, LP	(CAYMAN) FUND, Ltd.	CAPITAL

	Capital contributions	$—	$113,208,146	$198,500	$113,406,646

	Net loss	—	(6,417,929)	(11,354)	(6,429,283)

	Partners' capital, end of period	$—	$106,790,217	$187,146	$106,977,363

AIM REAL ESTATE HEDGED EQUITY MASTER FUND, L.P.

STATEMENT OF CASH FLOWS
Expressed in United States Dollars

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH DECEMBER 31, 2015

Cash flows from operating activities
Net loss	$(6,429,283)
Adjustments to reconcile net loss resulting from operations
to net cash used in by operating activities:
Net realized loss from investments in securities	6,684,752
Net realized gain from derivative contracts	(1,575,904)
Net unrealized depreciation on investments in securities	4,024,502
Net unrealized appreciation on derivative contracts	(1,709,136)
Amortization of premiums and accretion of discounts on debt securities	(663)
Purchases of investments in securities	(163,309,793)
Purchases of investments in derivative contracts	(18,194,307)
Purchases to cover investments in securities sold short	(5,263,793)
Purchases to cover investments in derivative contracts sold short	(3,132,650)
Proceeds from sale of investments in securities	188,063,617
Proceeds from sale of investments in derivative contracts	2,782,732
Proceeds from investments in securities sold short	5,192,484
Proceeds from investments in options sold short	16,915,166

Changes in operating assets and liabilities:
Due from broker	(26,830,415)
Interest receivable	(52,115)
Dividends receivable	(56,492)
Other assets	(96,846)
Due to related party	64,239
Accrued expenses	167,452

Net cash used in operating activities	(2,756,453)

Cash flows from financing activities
Capital contributions	2,774,633

Net cash provided by financing activities	2,774,633

Net change in cash	18,180
Cash, beginning of period	—

Cash, end of period	$18,180

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$42,287

Supplemental disclosure for noncash financing activities

AIM Real Estate Hedged Equity (U.S.) Fund, LP contributed investments in securities, government bonds, amounts due to broker, and interest and dividends receivable in exchange for a limited partner interest in the Master Fund.

Contribution of investments in securities	89,859,060
Contribution of due to broker	(12,655,086)
Contribution of government bonds	33,286,896
Contribution of interest and dividends receivable	141,143
$110,632,013

AIM REAL ESTATE HEDGED EQUITY MASTER FUND, LP
NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH DECEMBER 31, 2015

AIM REAL ESTATE HEDGED EQUITY MASTER FUND, L.P.

CONDENSED SCHEDULE OF INVESTMENTS
Expressed in United States Dollars

December 31, 2015

Description	Principal Amount ($)	% of Partners' Capital	Cost ($)	Fair Value ($)

Investments In Securities
Common Stock
United States Of America
Communications		2.97	2,738,461	3,182,080
Consumer Cyclical		17.17	19,395,458	18,370,308
Financial		11.37	12,638,075	11,631,574
Total - Common Stock		31.51	34,771,994	33,183,962

Government Bond
United States Of America
Government
US Treasury 1.375% 05/31/2020	6,851,500	6.31	6,829,559	6,753,945
US Treasury 1.625% 08/15/2022	6,928,600	6.31	6,828,614	6,750,105
US Treasury 1.75% 10/31/2020	6,756,000	6.31	6,810,106	6,746,501
US Treasury 2% 02/15/2022	6,728,600	6.30	6,801,181	6,742,269
US Treasury 2% 05/31/2021	6,705,600	6.31	6,806,500	6,751,963
Total - Government Bond		31.54	34,075,960	33,744,783

Real Estate Investment Trust
United States Of America
Financial		10.00	13,334,839	11,229,546
Total - Real Estate Investment Trust

Total - Investments In Securities		73.06	82,182,793	78,158,291

Derivative Assets
Equity Option
United States Of America
Communications		0.62	529,992	671,270
Consumer Cyclical		1.47	1,931,139	1,570,975
Financial		0.42	456,429	446,704
Total - Equity Option		2.51	2,917,559	2,688,949

Future Option
United States Of America
Interest Rate		0.14	250,000	150,000
Total - Future Option

Total - Derivative Assets		2.65	3,167,560	2,838,949

Derivative Liabilities
Equity Option
United States Of America
Communications		0.12	(667,907)	(128,155)
Consumer Cyclical		0.67	(1,899,061)	(720,721)
Financial		0.13	(454,155)	(134,501)
Total - Equity Option		0.92	(3,021,123)	(983,377)

Total - Derivative Liabilities		0.92	(3,021,123)	(983,377)

AIM REAL ESTATE HEDGED EQUITY MASTER FUND, LP
NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH DECEMBER 31, 2015

1. Nature of operations and summary of significant accounting policies

Nature of Operations

AIM Real Estate Hedged Equity Master Fund, L.P. (the “Master Fund”) is an investment partnership which was formed under the laws of the Cayman Islands and commenced operations on January 15, 2015. The Master Fund was organized for the purpose of purchasing, selling (including short sales), investing and trading in investments and engaging in financial transactions, including borrowing, financing, pledging, hedging and other derivative transactions. The Master Fund has two limited partners: AIM Real Estate Hedged Equity (U.S.) Fund, LP (the “Domestic Feeder Fund”), a Delaware limited partnership, and AIM Real Estate Hedged Equity (Cayman) Fund, Ltd. (the “Offshore Feeder Fund”), a Cayman Islands exempted investment company (collectively the “Feeder Funds”). The Feeder Funds invest substantially all of their assets in the Master Fund. The Master Fund is managed by AIM REHE Funds GP, LP (the “General Partner”) and Ashford Investment Management, LLC (the “Investment Manager”) a SEC Registered Investment Advisor.

Basis of Presentation

The financial statements are expressed in United States dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as detailed in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”). The Master Fund is an investment company and follows the accounting and reporting guidance in ASC Topic 946.

These financial statements were approved by management and available for issuance on March 8, 2016. Subsequent events have been evaluated through this date.

Fair Value - Definition and Hierarchy

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Investment Manager uses various valuation techniques. A fair value hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs are to be used when available. Valuation techniques that are consistent with the market or income approach are used to measure fair value. The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Master Fund has the ability to access.

Level 2 - Valuation based on inputs, other than quoted prices included in Level 1, that are observable either directly or indirectly.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Fair value is a market-based measure, based on assumptions of prices and inputs considered from the perspective of a market participant that are current as of the measurement date, rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Investment Manager own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date.

The availability of valuation techniques and observable inputs can vary from investment to investment and are affected by a wide variety of factors, including the type of investment, whether the investment is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the investments existed. Accordingly, the degree of judgment exercised by the Investment Manager in determining fair value is greatest for investments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement.

Investments in Securities and Securities Sold Short

Investments in securities and securities sold short that are traded on an exchange are valued at their last price as of the valuation date.

AIM REAL ESTATE HEDGED EQUITY MASTER FUND, LP
NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH DECEMBER 31, 2015

Many over-the-counter (“OTC”) contracts have bid and ask prices that can be observed in the marketplace. Bid prices reflect the highest price that the marketplace participants are willing to pay for an asset. Ask prices represent the lowest price that the marketplace participants are willing to accept for an asset. For securities whose inputs are based on bid-ask prices, the Master Fund’s valuation policies do not require that fair value always be a predetermined point in the bid-ask range. The Master Fund’s policy, in regards to OTC contracts, if no "bid" or "ask" prices are available on the valuation date, or the spread between the “bid” and “ask” is greater than 100% of the bid/ask average based on the analysis performed by the Investment Manager, the option is valued by Investment Manager using Black-Scholes and its good faith estimate of implied volatility to derive the value of such options on the Valuation Date.

To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy. Securities traded on inactive markets or valued by reference to similar instruments are generally categorized in Level 2 of the fair value hierarchy.

Derivative Contracts

The Master Fund records its derivative activities at fair value. Realized and unrealized gains and losses from derivative contracts are recognized on the statement of operations.

Option contracts

Options that are traded on an exchange are valued at their last reported sales price as of the valuation date or based on the midpoint of the bid/ask spread at the close of business. Depending on the frequency of trading, options are generally categorized in Level 1 or 2 of the fair value hierarchy.

Government Bonds

The fair value of sovereign government bonds is generally based on quoted prices in active markets. When quoted prices are not available, fair value is determined based on a valuation model that uses inputs that include interest rate yield curves, cross-currency basis index spreads, and sovereign credit spreads similar to the bond in terms of issuer, maturity and seniority. Sovereign government bonds are generally categorized in Levels 1 or 2 of the fair value hierarchy.

Investment Transactions and Related Investment Income

Investment transactions are accounted for on a trade-date basis. Dividends are recorded on the ex-dividend date and interest is recognized on the accrual basis. Premiums and discounts are amortized over the lives of the respective debt securities.

Income Taxes

The Master Fund does not record a provision for U.S. federal, state, or local income taxes because the partners report their share of the Master Fund's income or loss on their income tax returns. However, certain U.S. dividend income and interest income may be subject to a maximum 30% withholding tax for those limited partners that are foreign entities or foreign individuals. Further, certain non-United States dividend income may be subject to a tax at prevailing treaty or standard withholding rates with the applicable country or local jurisdiction. The Master Fund files an income tax return in the U.S. federal jurisdiction, and may file income tax returns in various U.S. states and foreign jurisdictions.

The Master Fund is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authorities. Based on its analysis, the Master Fund has determined that it has not incurred any liability for unrecognized tax benefits as of December 31, 2015. The Master Fund does not expect that its assessment regarding unrecognized tax benefits will materially change over the next twelve months. However, the Master Fund’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, compliance with U.S. federal, U.S. state and foreign tax laws, and changes in the administrative practices and precedents of the relevant taxing authorities.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Master Fund’s management to make estimates and assumptions that affect the amounts disclosed in the financial statements. Actual results could differ from those estimates.

AIM REAL ESTATE HEDGED EQUITY MASTER FUND, LP
NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH DECEMBER 31, 2015

2. Fair value measurements

The Master Fund’s assets and liabilities recorded at fair value have been categorized based upon a fair value hierarchy as described in the Master Fund’s significant accounting policies in Note 1. The following table presents information about the Master Fund’s assets measured at fair value as of December 31, 2015:

Refer to the condensed schedule of investments for disaggregation of investments in securities and derivative contracts.

Assets (at fair value)	Level 1	Level 2	Level 3	Total

Investments in securities
Common stock	$33,717,774	$—	$—	$33,717,774
Government bond	33,744,783	—	—	33,744,783
Real estate investment trust	10,695,734	—	—	10,695,734
Total investments in securities	$78,158,291	$—	$—	$78,158,291

Derivative assets
Equity option	$2,028,290	$660,659	$—	$2,688,949
Future option	150,000	—		150,000
Total derivative assets	$2,178,290	$660,659	$—	$2,838,949

Total Assets	$80,336,581	$660,659	$—	$80,997,240

The following table presents information about the Master Fund’s liabilities measured at fair value as of December 31, 2015:

Liabilities (at fair value)	Level 1	Level 2	Level 3	Total

Derivative liabilities
Equity option	$(954,063)	$(29,314)	$—	$(983,377)
Total liabilities	$(954,063)	$(29,314)	$—	$(983,377)

AIM REAL ESTATE HEDGED EQUITY MASTER FUND, LP
NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH DECEMBER 31, 2015

3. Due from/to brokers

The due from broker balance consists of cash equivalents totaling $26,830,415.

In the normal course of business, substantially all of the Master Fund’s securities transactions, money balances, and security positions are transacted with the Master Fund’s broker: Goldman, Sachs & Co. The Master Fund is subject to credit risk to the extent any broker with which it conducts business is unable to fulfill contractual obligations on its behalf. The Master Fund’s management monitors the financial condition of such brokers and does not anticipate any losses from these counterparties.

4. Derivative contracts

In the normal course of business, the Master Fund utilizes derivative contracts in connection with its proprietary trading activities. Investments in derivative contracts are subject to additional risks that can result in a loss of all or part of an investment. The Master Fund’s derivative activities and exposure to derivative contracts are classified by the following primary underlying risks: foreign currency exchange rate and equity price. In addition to its primary underlying risks, the Master Fund is also subject to additional counterparty risk due to inability of its counterparties to meet the terms of their contracts.

Options

The Master Fund is subject to equity and foreign currency exchange rate risk in the normal course of pursuing its investment objectives. The Master Fund may enter into options to speculate on the price movements of the financial instrument or currency underlying the option, or for use as an economic hedge against certain positions held in the Master Fund’s portfolio holdings. Options purchased give the Master Fund the right, but not the obligation, to buy or sell within a limited time, a financial instrument or currency at a contracted price that may also be settled in cash, based on differentials between specified indices or prices.

Options written obligate the Master Fund to buy or sell within a limited time, a financial instrument or currency at a contracted price that may also be settled in cash, based on differentials between specified indices or prices. When the Master Fund writes an option, an amount equal to the premium received by the Master Fund is recorded as a liability and is subsequently adjusted to the current fair value of the option written. Options written by the Master Fund may expose the Master Fund to market risk of an unfavorable change in the financial instrument underlying the written option.

For some OTC options, the Master Fund may be exposed to counterparty risk from the potential that a seller of an option does not sell or purchase the underlying asset as agreed under the terms of the option contract. The maximum risk of loss from counterparty risk to the Master Fund is the fair value of the contracts and the premiums paid to purchase its open options. In these instances, the Master Fund considers the credit risk of the intermediary counterparty to its option transactions in evaluating potential credit risk.

Volume of Derivative Activities

At December 31, 2015, the volume of the Master Fund’s derivative activities based on their notional amounts and number of contracts, categorized by primary underlying risk, are as follows:

The Master Fund considers the volume at December 31, 2015 to be an accurate representation of the volume of derivative activities during the period ended December 31, 2015.

AIM REAL ESTATE HEDGED EQUITY MASTER FUND, LP
NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH DECEMBER 31, 2015

(notional amounts in thousands)	Long exposure		Short exposure

Primary underlying risk	Notional amounts (a)	Number of contracts	Notional amounts (a)	Number of contracts
Equity price
Equity options	$105,708	$17,340	$114,007	$27,352
	$105,708	$17,340	$114,007	$27,352

Commodity price
Future options	$5,926,600	$24,000	$—	$—
	$5,926,600	$24,000	$—	$—

Total	$6,032,308	$41,340	$114,007	$27,352

(a)Notional amounts presented for options are based on the fair value of the underlying shares as if the options were exercised on December 31, 2015.

Impact of Derivatives on the Statement of Financial Condition and Statement of Operations

The following table identifies the fair value amounts of derivative instruments included in the statement of assets and liabilities as derivative contracts, categorized by primary underlying risk, at December 31, 2015. The following table also identifies the net gain and loss amounts included in the statement of operations as net realized gain from derivative contracts and net unrealized appreciation on derivative contracts, categorized by primary underlying risk, for the period ended December 31, 2015:

(notional amounts in thousands)

Primary underlying risk	Derivative assets	Derivative liabilities	Net realized gain on derivative contracts	Net unrealized appreciation (depreciation) on derivative contracts
Equity price
Equity options	$2,689	$(983)	$1,576	$1,809
	2,689	(983)	1,576	1,809

Commodity price
Future options	150	—	—	(100)
	150	—	—	(100)

Total	$2,839	$(983)	$1,576	$1,709

5. Offsetting assets and liabilities

The Master Fund is required to disclose the impact of offsetting assets and liabilities represented in the statement of assets and liabilities for financial instruments and derivative instruments that are subject to an enforceable master netting arrangement or similar agreement, and where the Master Fund intends to set off. As of December 31, 2015, the Master Fund has no legally enforceable right to set-off, and therefore does not meet the offsetting criteria. No adjustment to the Master Fund’s financial position, performance or related disclosure is required in terms of offsetting.

AIM REAL ESTATE HEDGED EQUITY MASTER FUND, LP
NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH DECEMBER 31, 2015

6. Securities sold short

The Master Fund is subject to certain inherent risks arising from its investing activities of selling securities short. The ultimate cost to the Master Fund to acquire these securities may exceed the liability reflected in these financial statements.

7. Concentration of credit risk

In the normal course of business, the Master Fund maintains its cash balances in financial institutions, which at times may exceed federally insured limits. The Master Fund is subject to credit risk to the extent any financial institution with which it conducts business is unable to fulfill contractual obligations on its behalf. Management monitors the financial condition of such financial institutions and does not anticipate any losses from these counterparties.

8. Partners’ capital

In accordance with the limited partnership agreement, profits and losses of the Master Fund are allocated to the General Partner and Feeder Funds according to their respective interests in the Master Fund.

9. Related party transactions

The Investment Manager of the Master Fund is also the Investment Manager of the Feeder Funds. The Investment Manager or an affiliate receives a management fee at an annual rate of 1.5% of the beginning quarterly net asset value of each Founders Series and 2.0% of the beginning quarterly net asset value of each Primary Series, calculated and paid each quarter in advance (the “Management Fee”). Management fees totaled $9,134, for the period from commencement of operations (January 15, 2015) through December 31, 2015.

The General Partner or an affiliate is entitled to a performance allocation at the end of each calendar year (the “Performance Allocation”), which is calculated and charged separately with respect to each individual Series interest , equal to 15% per annum with respect to Founders Series Interests and 20% per annum with respect to Primary Series Interests of the amount by which each such individual Series interest “Performance Change Amount” (if positive) for the current calendar year exceeds the individual Series interest “Loss Carry forward Amount.” There was no Performance Allocation earned for the period from commencement of operations (January 15, 2015) through December 31, 2015.

The General Partner may absorb any or all expenses incurred on behalf of the Master Fund; provided further, the costs and expenses that are borne by the Master Fund will not exceed 0.50% of the Master Fund’s Net Assets in any Fiscal Year (the “Expense Cap”). Any such costs or expenses in excess of the Expense Cap for any Fiscal Year will be assumed solely by the General Partner. Expenses reimbursed by the General Partner totaled $80,977, for the period from commencement of operations (January 15, 2015) through December 31, 2015.

Due to related parties represents amount payable to the Investment Manager for expenses paid on behalf of the Master Fund.

Certain terms capitalized and included in this footnote have the meanings set forth and defined in the Master Fund’s limited partnership agreement.

10. Administrative services

Kaufman Rossin Fund Services, LLC (the “Administrator”) serves as the Master Fund's administrator and performs certain administrative and clerical services on behalf of the Master Fund.

11. Financial highlights

Financial highlights for the period ended December 31, 2015 are as follows:

AIM REAL ESTATE HEDGED EQUITY MASTER FUND, LP
NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS (JANUARY 15, 2015) THROUGH DECEMBER 31, 2015

Total return	(3.4)%

Ratio to average limited partners' capital
Total expenses	0.54%
Expenses reimbursed by the General Partner	(0.12)%
Total expenses	0.42%

Net investment income	1.52%

Financial highlights are calculated for the limited partner class taken as a whole. An individual investor’s return and ratios may vary based on management fee arrangements and the timing of capital transactions.

The ratios have been annualized.

12. Subsequent events

The Board of Directors (in consultation with Ashford Investment Management, LLC) of AIM Real Estate Hedged Equity (Cayman) Fund, Ltd. has resolved to wind down the Fund due to the administrative cost of running the Fund relative to invested capital. All investments in AIM Real Estate Hedged Equity (Cayman) Fund, Ltd were redeemed on February 29, 2016.

AIM Real Estate Hedged Equity Master Fund, L.P. and AIM Real Estate Hedged Equity (U.S.) Fund, LP will continue to operate, but under a new strategy and new names - “Ashford Quantitative Alternatives Master Fund, LP” and “Ashford Quantitative Alternatives (U.S.), LP”, respectively, effective March 1, 2016.

With the resolution to wind down AIM Real Estate Hedged Equity (Cayman) Fund, Ltd. and the implementation of a new investment strategy, the Master Fund has begun a liquidation of positions held as of December 31, 2015.